Exhibit 5

American Express Company

October 30, 2017

American Express Company

200 Vesey Street

New York, New York 10285

Ladies and Gentlemen:

I am Senior Counsel of American Express Company (the “Company”), a New York corporation, and I have represented the Company in connection with the offering by the Company pursuant to a registration statement on Form S-3 (No. 333-207239) of $1,500,000,000 aggregate principal amount of 2.200% Notes due October 30, 2020 (the “2020 Fixed Rate Notes”), $500,000,000 aggregate principal amount of Floating Rate Notes due October 30, 2020 (the “Floating Rate Notes”) and $1,650,000,000 aggregate principal amount of 3.000% Notes due October 30, 2024 (the “2024 Fixed Rate Notes,” and, together with the 2020 Fixed Rate Notes and the Floating Rate Notes, the “Securities”). The Securities are being issued pursuant to an indenture (the “Indenture”) dated as of August 1, 2007 between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

I, or members of the staff of the General Counsel’s Office of the Company, have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Company and have made such other investigations of law and fact as we have deemed appropriate as the basis for the opinions expressed below. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, I have assumed the due authorization, execution, delivery and, where appropriate, authentication of the documents by all parties thereto other than the Company.

I am admitted to the practice of law only in the State of New York and do not purport to be expert in the laws of any jurisdictions other than the federal law of the United States of America and the law of the State of New York.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

The issuance and sale of the Securities have been authorized by the Company. The Securities have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. The foregoing opinions are limited to the law of the State of New York.

As to certain factual matters, I have relied upon certificates of officers of the Company and certificates of public officials and other sources believed by me to be responsible; and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, that the Securities have been delivered against payment as contemplated in the prospectus and the prospectus supplement and that the signatures on all documents examined by me or members of the staff of the General Counsel’s Office of the Company are genuine (assumptions that I have not independently verified).

I hereby consent to the use of my name in each of the prospectus and the prospectus supplement constituting a part of the Registration Statement under the heading “Legal Matters,” as counsel for the Company who has passed on the validity of the Securities, and to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated October 30, 2017, which will be incorporated by reference in the Registration Statement.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ David S. Carroll
Name: David S. Carroll
Title: Senior Counsel